                               Markel Corporation                     Exhibit 12
                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)


                                                  Nine Months
                                                     Ended                                    Year Ended
                                                 September 30,                               December 31,
                                                ---------------    --------------------------------------------------------------
                                                     2000               1999        1998          1997        1996        1995
                                                ---------------    --------------------------------------------------------------
Earnings:
---------
Earnings from continuing operations
     before income taxes                             $ (38,551)       $ 53,440    $ 75,385      $ 66,351    $ 37,000    $ 47,927
Fixed charges                                           39,915          27,058      22,026        21,496       8,900       9,069
                                                ---------------    --------------------------------------------------------------
     Earnings from continuing operations,
        as adjusted                                  $   1,364        $ 80,498    $ 97,411      $ 87,847    $ 45,900    $ 56,996
                                                ===============    ==============================================================

Fixed Charges:
--------------
Interest Expense                                     $  37,235        $ 25,150    $ 20,406      $ 20,124    $  8,016    $  8,460
Portion of rental expense representative
     of interest                                         2,680           1,908       1,620         1,372         884         609
                                                ---------------    --------------------------------------------------------------
     Fixed Charges                                   $  39,915        $ 27,058    $ 22,026      $ 21,496    $  8,900    $  9,069
                                                ===============    ==============================================================

Ratio of Earnings to Fixed Charges                         0.0             3.0         4.4           4.1         5.2         6.3

Deficiency in the coverage of fixed charges
     by earnings before fixed charges                $  38,551

Notes:
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 .    The Company's consolidated insurance company subsidiaries are subject to certain regulatory restrictions on the payment of dividends or advances to the Company.